Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SYNLOGIC, INC.

Synlogic, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST: That the name of the Corporation is Synlogic, Inc.

SECOND: That the Board of Directors of the Corporation duly adopted resolutions approving the following amendment of the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and providing for such consideration of such amendment at the Corporation’s annual meeting of the stockholders.

THIRD: On June 15, 2023 the Corporation’s annual meeting of the stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware (“DGCL”), at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add a new ARTICLE X to read in its entirety as follows:

ARTICLE X

No officer shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as an officer; provided that this provision shall not eliminate or limit the liability of an officer, to the extent that such liability is imposed by applicable law, (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action by or in the right of the Corporation. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

FIFTH: That this Certificate of Amendment to the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

SIXTH: That this Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective at 5:00 p.m. Eastern Time June 15, 2023.

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 15th day of June, 2023

SYNLOGIC, INC.

By:	/s/ Aoife Brennan
Aoife Brennan
President and Chief Executive Officer